Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Caesars Entertainment Corporation 2012 Performance Incentive Plan, Caesars Entertainment Corporation 2017 Performance Incentive Plan, and Eldorado Resorts, Inc. Amended and Restated 2015 Equity Incentive Plan of our reports dated February 27, 2020, with respect to the consolidated financial statements and schedule of Caesars Entertainment, Inc. and the effectiveness of internal control over financial reporting of Caesars Entertainment, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Las Vegas, Nevada

August 11, 2020